Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Greenlane Holdings, Inc. on Form S-3 (File No. 333-257654) of our report dated November 10, 2020, with respect to our audits of the consolidated financial statements of KushCo Holdings, Inc. as of August 31, 2020 and 2019 and for the years ended August 31, 2020 and 2019, which report is included in this Current Report on Form 8-K of Greenlane Holdings, Inc. dated July 30, 2021.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective September 1, 2019.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

July 30, 2021